Exhibit 99.4

[FORM OF] NOTICE OF 2023 GRANT OF RESTRICTED STOCK AWARD

AMPCO-PITTSBURGH CORPORATION
(from the 2016 Omnibus Incentive Plan as Amended and Restated)

FOR GOOD AND VALUABLE CONSIDERATION, Ampco-Pittsburgh Corporation (the “Corporation”) hereby grants this Restricted Stock Award (the “Award”) of the number of Restricted Stock set forth in this Notice of Grant of Restricted Stock Award (the “Notice”) to the Non-Employee Director Grantee (the “Grantee”) designated in this Notice, pursuant to the provisions of the Corporation’s 2016 Omnibus Incentive Plan (as amended, the “Plan”) and subject to certain restrictions as outlined below in this Notice and the additional provisions set forth in the attached Terms and Conditions of Restricted Stock Award (the “Terms”). Together, this Notice, the attached Terms and all Exhibits and Appendices hereto constitute the “Agreement.” The terms and conditions of the Plan are incorporated by reference in their entirety into this Agreement. When used in this Agreement, the terms that are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable).

Grantee:

Grant Date:

# of shares of Restricted Stock :

Vesting Schedule: Subject to the terms of the Plan and this Agreement, each annual Restricted Stock award, including equity issued in lieu of cash retainers, shall vest on the one-year anniversary of the Grant Date. Notwithstanding the foregoing, if a Grantee has a Separation from Service (as defined in the Plan) due to the Grantee’s death or disability, any unvested awards or equity issued in lieu of cash retainers shall become immediately vested as of the date of such Separation from Service. For purposes of the foregoing sentence, “disability” shall have the meaning set forth in Treasury Regulation 1.409A-3(i)(4) promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or any successor regulation thereto.

Impact of Separation from Service on Vesting and Acceleration of Vesting on or Following a Change in Control: See Exhibit A

Terms and Conditions of Restricted Stock Award: See Exhibit B

Counterparts: This Award may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

By signing below, the Grantee agrees that this Award is granted under and governed by the terms and conditions of the Plan and the attached Terms.

Grantee: Ampco-Pittsburgh Corporation:

____________________ By:

Title:

Date:

EXHIBIT A to Notice of Grant of Restricted Stock

Separation from Service and Change in Control

(a) Impact of Separation from Service; Change in Control. If the Grantee has a Separation from Service before any of the vesting date(s) specified under “Vesting Schedule” in the Notice, then any unvested shares of Restricted Stock shall become vested or be canceled depending on the reason for Separation from Service as follows:

(i) Death or Disability. If the Grantee has a Separation from Service due to the Grantee’s death or Disability, any unvested shares of Restricted Stock shall become immediately vested as of the date of such Separation from Service.

(ii) Change in Control. Notwithstanding anything in this Agreement or the Plan to the contrary, if a Change in Control occurs, then any unvested shares of Restricted Stock shall become immediately vested as of the date of such Change in Control.

(iii) Any other Separation from Service. If the Grantee has a Separation from Service for any reason other than as specified in subparagraphs (i) or (ii) above, any unvested shares of Restricted Stock that were not already vested pursuant to the schedule specified under “Vesting Schedule” in the Notice as of the date of the Separation from Service shall be immediately canceled as of the date of Separation from Service.

(b) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Disability” means “disability” as defined from time to time under any long-term disability plan of the Company or Subsidiary with which the Grantee is employed. Notwithstanding the foregoing, if this Award constitutes nonqualified deferred compensation within the meaning of Section 409A(d) of the Code and provides for an accelerated payment in connection with any Disability, Disability shall have the same meaning as set forth in any regulations, revenue procedure, revenue rulings.

“Committee” means the Compensation Committee of the Board of Directors of Ampco-Pittsburgh Corporation.

EXHIBIT B

TERMS AND CONDITIONS OF RESTRICTED STOCK AWARD

The Restricted Stock Award (the “Award”) granted by Ampco-Pittsburgh Corporation (the “Corporation”) to the Grantee specified in the Notice of Grant of Restricted Stock Award (the “Notice”) to which these Terms and Conditions of Restricted Stock Award (the “Terms”) are attached, is subject to the terms and conditions of the Plan, the Notice, and these Terms. The terms and conditions of the Plan are incorporated by reference in their entirety into these Terms. Together, the Notice, these Terms and all Exhibits to the Notice and these Terms constitute the “Agreement.” A prospectus describing the Plan has been delivered to the Grantee. The Plan itself is available upon request. When used in this Agreement, the terms that are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable). For purposes of this Agreement, any reference to the Corporation shall include a reference to any Subsidiary.

1.
Grant of Award.

(a) As of the Grant Date set forth in the Notice, the Corporation grants to the Grantee the number of shares of Restricted Stock (“Shares”) set forth in the Notice

(b) The Shares covered by this Award shall vest in accordance with the schedule set forth in the Notice.

2.
Rights as Shareholder; Dividends.

(a)
The Grantee shall be the record owner of the Shares until the Shares are sold or otherwise disposed of, and shall be entitled to all of the rights of a shareholder of the Company including, without limitation, the right to vote such Shares and receive all dividends or other distributions paid with respect to such Shares. Notwithstanding the foregoing, any dividends or other distributions shall be subject to the same restrictions on transferability as the Shares with respect to which they were paid.

(b)
The Company may issue stock certificates or evidence the Grantee’s interest by using a restricted book entry account with the Company’s transfer agent. Physical possession or custody of any stock certificates that are issued shall be retained by the Company until such time as the Shares vest.

i.
A legend may be placed on any certificate(s) or other document(s) delivered to the Grantee indicating restrictions on transferability of the Shares pursuant to this Agreement or any other restrictions that the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any applicable federal or state securities laws or any stock exchange on which the Shares are then listed or quoted.

3.
Restrictions. Subject to any exceptions set forth in this Agreement, until such time as the Shares become vested, the Shares or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Shares or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Shares will be forfeited by the Grantee and all of the Grantee’s rights to such Shares shall immediately terminate without any payment of consideration by the Corporation.

4.
Cancellation of Rights. If any portion of the Shares fail to become vested (for example, because the Grantee fails to satisfy the vesting conditions specified in the Notice prior to a Separation from Service), then such Shares shall be immediately forfeited as of the date of such failure and all of the Grantee’s rights to such Shares shall immediately terminate without any payment of consideration by the Corporation.

5.
Responsibility for Taxes.

(a) Regardless of any action the Corporation takes with respect to any or all income tax, payroll tax or other tax-related withholding (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items owed by the Grantee is and remains the Grantee’s responsibility and that the Corporation (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant or vesting of the Shares or the subsequent sale of shares of Common Stock acquired upon vesting; and (ii) does not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Grantee’s liability for Tax-Related Items.

(b) The Grantee may make an election under Code Section 83(b) (a “Section 83(b) Election”) with respect to the Shares. Any such election must be made within thirty (30) days after the Grant Date. If the Grantee elects to make a Section 83(b) Election, the Grantee shall provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the US Internal Revenue Service. The Grantee agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the US Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election.

6.
Grantee Representations. The Grantee hereby represents to the Corporation that the Grantee has read and fully understands the provisions of this Agreement, the prospectus and the Plan, and the Grantee’s decision to participate in the Plan is completely voluntary. Further, the Grantee acknowledges that the Grantee is relying solely on his or her own advisors with respect to the tax consequences of this Award.

7.
Regulatory Restrictions on the Shares Issued Upon Settlement. Notwithstanding the other provisions of this Agreement, the Committee shall have the sole discretion to impose such conditions, restrictions and limitations on the issuance of shares of Common Stock with respect to this Award unless and until the Committee determines that such issuance complies with (i) any applicable registration requirements under the Securities Act or the Committee has determined that an exemption therefrom is available, (ii) any applicable listing requirement of any stock exchange on which the Common Stock is listed, (iii) any applicable Corporation policy or administrative rules, and (iv) any other applicable provision of state, federal or foreign law, including foreign securities laws where applicable.
8.
Miscellaneous.

(a) Notices. Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as the Corporation may notify the Grantee from time to time; and to the Grantee at the Grantee’s electronic mail or postal address as shown on the records of the Corporation from time to time, or at such other electronic mail or postal address as the Grantee, by notice to the Corporation, may designate in writing from time to time.

(b) Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

(c) Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof. Any prior agreements, commitments or negotiations concerning the Award are superseded.

(d) Binding Effect; Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successors, assigns and representatives. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law, and applicable federal law.

(f) Venue. Any arbitration, legal or equitable action or any proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from the Agreement, or any provision hereof, shall exclusively be filed and adjudicated in the County of Allegheny, Pennsylvania and no other venue.

(g) Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

(h) Conflicts; Amendment. The provisions of the Plan are incorporated in this Agreement in their entirety. In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall control. This Agreement may be amended at any time by the Committee, provided that no amendment may, without the consent of the Grantee, materially impair the Grantee’s rights with respect to the Award. The Committee shall have full authority and discretion, subject only to the terms of the Plan, to decide all matters relating to the administration or interpretation of the Plan, the Award, and the Agreement, and all such action by the Committee shall be final, conclusive, and binding upon the Corporation and the Grantee.

(i) No Right to Continued Service. Nothing in this Agreement shall confer upon the Grantee any right to continue in the service of the Corporation or affect the right of the Corporation to terminate the Grantee’s service at any time.

(j) Further Assurances. The Grantee agrees, upon demand of the Corporation or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Corporation or the Committee, as the case may be, to implement the provisions and purposes of this Agreement and the Plan.

(k) Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(l) Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the Shares shall be adjusted or terminated in any manner as contemplated by the Plan.

(m) Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Shares subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the grant or vesting of the Shares or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such grant, vesting or disposition.